Life Quotes, Inc.
►Auto     ►Life     ►Health     ►Home     ►Business     Est. 1984

8205 South Cass Avenue, Darien, Illinois 60561       Tel. (630) 515-0170     Fax (630) 515-0276

FOR IMMEDIATE RELEASE

Contact: At Life Quotes, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@lifequotes.com

Life Quotes, Inc. Reports Third
Quarter 2009 Financial Results

•	Quarterly net loss of $1,038,000 vs. net profit of $112,000 in Q3 2008
•	Revenues decline 22 percent to $3.2 million vs. $4.1 million in Q3 2008

DARIEN, Illinois (October 28, 2009)  — Life Quotes, Inc. (Nasdaq: QUOT), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the third quarter ended September 30, 2009.

Financial Results

Life Quotes reported revenues of $3.2 million for the third quarter of 2009, a decrease of 22 percent from revenues of $4.1 million for the same quarter of 2008. Net loss for the quarter was $1,038,000 or $0.15 per share, compared to a profit of $112,000, or $0.02 per share, for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company is reporting a net loss of $1,085,000, or $0.16 per share, as compared to a loss of $344,000, or $0.05 per share in the same period last year.

“Our third quarter revenue was surprisingly impacted by a reduction in our average commission per policy sold,” said Robert Bland, chairman and CEO. “Even though we sold 4,195 life insurance policies in the third quarter, an increase of almost 4% over the same period last year, our total first year commissions dropped by 11%, resulting in a decrease in revenue of about $300,000. We also experienced higher-than-expected first year policy lapses and higher revenue share obligations to affiliates that provide us with life insurance leads, accounting for the remainder of the decrease in commission revenue in Q3 2009.”

Phil Perillo, chief financial officer, added, “Our click revenue also decreased by $326,000 in the third quarter of 2009. This resulted, in part, from a decrease in advertising, which generated fewer shoppers for lines of insurance other than life, which we sell to third parties. Also, as our call center has grown, we have fewer excess life leads to sell, further reducing click revenue. Our Q3 2009 results were also affected by approximately $117,000 in expenses related to the October 9, 2009 sale of our name and specified website assets, which we are required to recognize as Q3 expenses, even though the sale did not close until October.”

Continued…

Life Quotes has a strong balance sheet with no debt. Cash and investments in marketable securities totaled $8.9 million at September 30, 2009, and this figure was increased by $15 million in October as a result of our recently-announced sale of our brand name and website. As stated in our October 9, 2009 press release announcing the sale, the Company’s Board of Directors is reviewing all of its options for use of the transaction proceeds.

Stockholders’ equity amounted to $15.4 million at September 30, 2009, as compared to $16.4 million at December 31, 2008. The September 30, 2009 figure does not include the results of the sale.

Subsequent Event

As previously announced on October 9, 2009, the Company has sold its Insure.com brand name, including certain trademarks, urls, websites, website content, and its insurance articles library for $16 million. The Company will continue its business under its Life Quotes and Consumer Insurance Guide brand names.

The Company will retain all of its remaining balance sheet assets, national brokerage contracts with 25 leading life insurance companies, 50 fully licensed insurance agents, call center operations, customer and prospect lists, and nearly all of its current inbound affiliate and traffic partnerships. The Company acquired the Insure.com name and website for $1.6 million in December 2001.

About Life Quotes, Inc.

Originally founded in 1984 as Quotesmith Corporation, Life Quotes, Inc. owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site www.lifequotes.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Life Quotes, Inc. generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate revenues from the sale of Web site traffic and insurance leads to various third parties. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol QUOT.

Cautions about Forward-Looking Statements

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the United States Securities and Exchange Commission.

LIFE QUOTES, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Commissions and fees	$3,216	$4,137	$11,344	$12,161

Expenses:
Selling & marketing	788	918	2,363	3,227
Operations	2,401	2,211	7,040	6,443
General & administrative	920	784	2,620	2,528
Depreciation & amort.	211	190	609	598
Total expenses	4,320	4,103	12,632	12,796
Operating income (loss)	(1,104)	34	(1,288)	(635)

Investment income (net)	66	78	203	291

Net income (loss)	$(1,038)	$112	$(1,085)	$(344)

Net income (loss) per common share, basic and diluted	$(0.15)	$0.02	$(0.16)	$(0.05)

Diluted average common shares and equivalents outstanding	6,764	6,933	6,766	7,092

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2009	2008

Cash and equivalents	$1,536	$927
Investments	7,347	8,054
Commissions receivable	3,105	2,902
Intangibles and goodwill	4,355	4,681
Other assets	1,435	1,755
Total assets	$17,778	$18,319

Total current liabilities	$2,412	$1,957
Total stockholders' equity	15,366	16,362
Total liabilities & stockholders' equity	$17,778	$18,319